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                                                                       Exhibit 5



February 20, 1997


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Re:  1988 Fluor Executive Stock Plan

Ladies and Gentlemen:

As Senior Vice President-Law and Secretary of Fluor Corporation ("Fluor"), I am familiar with the activities of Fluor and its corporate records. I have participated in the authorization and preparation of the 1988 Fluor Executive Stock Plan (the "Plan"), and amendments thereto increasing the number of shares issuable thereunder by 2,500,000, and the registration statement on Form S-8 being filed by Fluor under the Securities Act of 1933, as amended, for the purpose of registering 2,500,000 additional shares of common stock of Fluor issuable pursuant to the Plan.

On the basis of my knowledge of Fluor's activities and its corporate records, I am of the opinion that the additional 2,500,000 shares of common stock of Fluor, par value $.625 per share, issuable pursuant to the Plan will be legally issued, fully paid and nonassessable shares of Fluor when issued and paid for in accordance with the Plan.

Sincerely,

Lawrence N. Fisher